Exhibit 4.30

SUBSCRIPTION AGREEMENT

This subscription agreement (this “Agreement”) is entered into as of November 6, 2019, by and between Azure Power Global Limited, a public company limited by shares incorporated under the laws of Mauritius (the “Company”), and CDPQ Infrastructures Asia Pte Ltd., a company organized and existing under the laws of Singapore (the “Purchaser”).

WHEREAS, the Company intends to offer, issue and sell 6,493,506 equity shares (the “Shares”), par value $0.000625 per equity share, of the Company (the “Equity Shares”).

WHEREAS, the Purchaser wishes to further invest in the Company in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), by subscribing to the Shares at a subscription price of $11.55 per Share (the “Subscription Price”), pursuant to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees that:

(a)The Company and each of its subsidiaries have been duly organized, is validly existing and in good standing (where such concept is applicable) as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). The Company and each of its subsidiaries have all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged. None of the subsidiaries of the Company (other than those disclosed as significant subsidiaries (collectively, the “Significant Subsidiaries”) in the Company’s annual report on Form 20-F filed on June 10, 2019 (the “Annual Report”)) is a “significant subsidiary” (as defined in Rule 405 under the Securities Act).

(b)The Company has an authorized capitalization as set forth in the Annual Report, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, conform in all material respects to the description thereof contained in the Annual Report and were issued in compliance with U.S. federal and state and foreign securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right.  All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, conform in all material respects to the description thereof contained in the Annual Report and were issued in compliance with U.S. federal and state securities laws.  Except as disclosed in the Annual Report, all of the issued shares of capital stock or other ownership interest of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Subject to obtaining the Requisite Shareholder Approvals, the Shares to be issued and sold by the Company to the Purchaser hereunder have been duly authorized and, upon payment and delivery in accordance with this Agreement, will be validly issued, fully paid and non-assessable, will conform in all material respects to the description thereof contained in the Annual Report, will be issued in compliance with U.S. federal and state securities laws and the laws of Mauritius and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights. “Requisite Shareholder Approval” means (i) the approval by at least a simple majority of the votes cast at a duly called meeting of holders of the Equity Shares for  the issuance of Equity Shares comprising more than 10% of the share capital of the Company and (ii) the approval by at least 75% of the votes cast at a duly called meeting of holders of the Equity Shares for the non-application of Section 55 of the Mauritius Companies Act to such issuance.

(d)Subject to obtaining the Requisite Shareholder Approvals, the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Company and, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and except to the extent Section 8 is found to violate public policy.

(e)Subject to obtaining the Requisite Shareholder Approvals, the issue and sale of the Shares, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company and its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (including any agreement between the Company and any of its shareholders); (ii) result in any violation of the provisions of the certificate of incorporation, constitution, memorandum and articles of association (or similar organizational documents) of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), conflicts or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)No consent, approval, authorization or order of, or filing, registration or qualification with, any court, governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets is required for the issue and sale of the Shares, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

(g)The historical financial statements (including the related notes and supporting schedules) included in the Annual Report comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved.

(h)Ernst & Young Associates LLP, a member firm of Ernst & Young LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries, whose report appears in the Annual Report are independent public accountants as required by the Securities Act and the rules and regulations thereunder.

(i)The Company and each of its subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(j) (i) The Company and each of its subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (ii) such disclosure controls and procedures are designed to ensure that the information is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate and (iii) such disclosure controls and procedures are effective in all material respects to perform  the functions for which they were  established.

(k)Since the date of the most recent balance sheet of the Company and its consolidated subsidiaries reviewed or audited by Ernst & Young Associates LLP, a member firm of Ernst & Young LLP, (i) the Company has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company or any of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its subsidiaries; and (ii) there have been no significant changes in internal controls or in other factors that could significantly adversely affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(l)Since the date of the latest audited financial statements included in the Annual Report, and, except as disclosed in the Annual Report or the Company’s Form 6-Ks furnished to the Securities and Exchange Commission on August 12, 2019, September 9, 2019 and September 18, 2019 (the “6-Ks”), neither the Company nor any of its subsidiaries has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, (ii) issued or granted  any securities, except as set forth or contemplated in the Annual Report or the 6-Ks, (iii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business or otherwise set forth or contemplated in the Annual Report or the 6-Ks, (iv) entered into any material transaction not in the ordinary course of business, except as set forth or contemplated in the Annual Report or the 6-Ks, or (v) declared or paid any dividend on its capital stock, and since such date, there has not been any change in the capital stock (other than the issuance of equity shares, if any, pursuant to employee incentive plans described in the Annual Report) or long-term debt of the Company or any of its subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, that are material to the business of the Company, in each case free and clear of all liens, encumbrances and defects, except such liens, encumbrances and defects as are described in the Annual Report or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.  All assets held under lease by the Company and its subsidiaries, that are material to the business of the Company, are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Company and its subsidiaries.

(n)The Company and each of its subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Annual Report, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries is in violation of, or in default under, any of the Permits, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any Permits, which, individually or in the aggregate, if revoked or modified, would reasonably be expected to have a Material Adverse Effect.

(o)The Company and each of its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others.

(p)There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that would, in the aggregate, reasonably be expect to have a Material Adverse Effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated hereby; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(q)There are no contracts or other documents required to be described in the Annual Report, that are not described and filed as required.  The statements made in the Annual Report, insofar as they purport to constitute summaries of the terms of the contracts and other documents described and filed, constitute accurate summaries of the terms of such contracts and documents in all material respects.  Neither the Company nor any of its subsidiaries has knowledge that any other party to any such contract or other document has any intention not to render full performance in all material respects as contemplated by the terms thereof.

(r)The statements in the Annual Report made under the caption “Regulation,” insofar as it purports to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(s)Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.  All policies of insurance of the Company and its subsidiaries are in full force and effect; the Company and each of its subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(t)No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the Annual Report which is not so described.

(u)No labor disturbance by or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could reasonably be expected to have a Material Adverse Effect.

(v)Neither the Company nor any of its subsidiaries (i) is in violation of its certificate of incorporation, constitution, memorandum and articles of association (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such  conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)The Company and each of its subsidiaries (i) are, and at all times prior hereto were, in compliance with all laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, and (ii) have not received notice or otherwise have knowledge of any actual or alleged violation of Environmental Laws, or of any actual or potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clause (i) or (ii) where such non-compliance, violation, liability, or other obligation would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in the Annual Report, (x) there are no proceedings that are pending, or known to be contemplated, against the Company or any of its subsidiaries under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed and (y) the Company and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, including any pending or proposed Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a Material Adverse Effect.

(x)The Company and each of its subsidiaries have filed all U.S. federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company have any knowledge of any tax deficiencies that have been, or would reasonably be expected to be asserted against  the Company, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y)Except as described in the Annual Report or provided under this Agreement, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of  the Company owned or to be owned by such person.

(z)Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(aa)The Company has not sold or issued any securities that would be integrated with the offering of the Shares contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

(bb)The Company and its affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the equity shares of the Shares.

(cc)Neither the Company nor any subsidiary is in violation of or has received notice of any violation with respect to any U.S. federal or state or foreign law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable U.S. federal or state or foreign wage and hour laws, the violation of any of which could reasonably be expected to have a Material Adverse Effect.

(dd)Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has in the course of its actions for, or on behalf of, the Company or any of its subsidiaries: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official from corporate funds in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”); (iii) violated or is in violation of any applicable provision of the FCPA, U.K. Bribery Act 2010, as amended, or any other applicable anti-bribery statute or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, foreign official or employee, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and the Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA, and except as would reasonably be expected to result in a Material Adverse Effect, all other applicable anti-bribery statutes and regulations, and currently maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA and other applicable anti-bribery statutes and regulations therewith.

(ee)The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes  of all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ff)Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is (i) currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that currently is the subject or target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as an underwriter, advisor, investor or otherwise) of Sanctions. The Company and its subsidiaries have not knowingly engaged in for the past five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions.

(gg)To ensure the legality, validity, enforceability or admissibility into evidence in a legal or administrative proceeding in Mauritius of this Agreement, it is not necessary that this Agreement be filed or recorded with any court or other government authority or regulatory body in Mauritius or that any registration tax, stamp duty or similar tax be paid in Mauritius on or in respect of any of this Agreement or any other document to be furnished hereunder, other than court costs, including (without limitation) filing fees and deposits to guarantee judgment required by a court of law in Mauritius.

(hh)Under the laws of Mauritius, each registered holder of Equity Shares shall be entitled to seek enforcement of its rights in a direct suit, action or proceeding against the Company. It is not necessary in order to enable any owner of Equity Shares to enforce any of its rights that such owner of Equity Shares be licensed, qualified or entitled to do business in Mauritius.

(ii)No stamp or other issuance or transfer taxes or duties and no withholding taxes are or will be payable by or on behalf of the Purchaser in connection with the execution, delivery or performance of this Agreement.

(jj)Except as described in the Annual Report, no approvals are currently required in Mauritius in order for the Company to pay dividends or other distributions declared by the Company to holders of Equity Shares. Except as described in the Annual Report under current laws and regulations of Mauritius and any political subdivision thereof, any amounts payable with respect to the Equity Shares upon liquidation of the Company or upon redemption thereof and dividends and other distributions declared and payable on the Equity Shares may be paid by the Company in U.S. dollars that may be converted into foreign currency and freely transferred out of Mauritius, and, except as described in the Annual Report, no such payments made to holders thereof or therein who are non-residents of Mauritius will be subject to income, withholding or other taxes under laws and regulations of Mauritius or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in Mauritius or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in Mauritius or any political subdivision or taxing authority thereof or therein.

(kk)The Company is a “foreign issuer” (as defined in Regulation S under the Securities Act).

(ll)Neither the Company nor any of its affiliates (as defined in Regulation 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with the offering of the Shares.

(mm)None of the information provided by the Company to the Purchaser in connection with the transactions contemplated hereby together or alone constitutes material non-public information of the Company.

Any certificate signed by any officer of the Company and delivered to the Purchaser pursuant to this Agreement in connection with the offer and sale of the Shares shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Purchaser.

2.	Representations, Warranties and Agreements of the Purchaser. The Purchaser represents, warrants and agrees that:

(a)The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)The Shares to be acquired by the Purchaser hereunder will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution, of the Shares in violation of the Securities Act or any other applicable state securities law.

(c)The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, and are being offered and sold by the Company pursuant to the exemption from registration afforded by Rule 903 under the Securities Act.

(d)The Purchaser is not a U.S. person (as such term is defined in Regulation S under the Securities Act). At the time of the origination of discussion regarding the offer and sale of the Shares and the date of the execution and delivery of this Agreement, the Purchaser was at all times outside of the United States.

(e)The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

(f)Each certificate, instrument, or book entry representing (i) the Shares and (ii) any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be notated with a legend substantially in the following form:

THIS SECURITY WAS ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO WERE NOT U.S. PERSONS AND WERE NOT PURCHASING FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE ACT, OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

The Purchaser consents to the Company making a notation in its records and giving instructions to any transfer agent of the Shares or such securities in order to implement the restrictions on transfer set forth in this Agreement. The foregoing legend shall be removed from the certificate, instrument or book entry evidencing the Shares and the Company shall, or shall cause its transfer agent to, issue, no later than three Business Days after receipt of a request and the required documents and information from the Purchaser, a certificate or certificates evidencing all or a portion of the Shares, as requested by the Purchaser, without such legend if: (i) such Shares have been resold under an effective registration statement under the Securities Act, (ii) such Shares have been transferred in compliance with Rule 144, (iii) all of such Shares are eligible for resale pursuant to Rule 144 under the Securities Act without restriction, or (iv) the Purchaser shall have provided the Company with an opinion of counsel reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, stating that such Shares may lawfully be transferred without registration under the Securities Act and that the foregoing legend may be removed following such transfer.

3.

Purchase of the Shares by the Purchaser.  On the basis of the representations, warranties and covenants contained in, and subject to (i) obtaining the Requisite Shareholder Approvals and (ii) the terms and conditions of this Agreement, the Company agrees to sell the Shares to the Purchaser, and the Purchaser agrees to purchase the Shares from the Company. The Company is not obligated to deliver any of the Shares to be delivered on the Closing Date, except upon payment for all such Shares to be purchased on the Closing Date as provided herein. “Closing Date” means 10:00 A.M., New York City time on the seventh Business Day after the Requisite Shareholder Approvals are obtained or such other date determined by mutual agreement of the parties.

4.

Delivery of and Payment for the Shares.  On the Closing Date, the Purchaser shall pay and deliver the total subscription price of the Shares amounting to $74,999,994.30 (the “Total Subscription Price”) to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account designated in writing by the Company. Delivery of the Shares to the Purchaser shall be made by the Company against payment of the Total Subscription Price as described herein. The Company shall deliver the Shares by book entry through the facilities of Computershare.

5.

Expenses.  The Company agrees, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay all of its expenses, costs, fees and taxes incident to and in connection with this Agreement, including any stamp taxes due in relation to the issuance of the Shares.

6.	Additional Covenants.

(a)The Purchaser agrees that it will not, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) Equity Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Equity Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Equity Shares or securities convertible into or exercisable or exchangeable for Equity Shares or any other securities of the Company, or (iv) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 90th day after the Closing

Date (the “Lock-up Period”). The foregoing sentence shall not apply to (1) transactions relating to Equity Shares or other securities acquired in the open market after the Closing Date, (2) sales, transfers or other dispositions to affiliates of the Purchaser; provided that (x) it shall be a condition to any transfer pursuant to clause (2) that the transferee agrees to be bound by the terms of this Section 6 to the same extent as if the transferee were a party hereto; (y) each party (transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period (other than a filing on a Schedule 13D or 13G to the extent required by law), and (z) the Purchaser notifies the Company at least two Business Days prior to the proposed transfer or disposition.

(b)The Company shall use its best efforts to cause two persons designated by the Purchaser (each a “Purchaser Designee” and collectively the “Purchaser Designees”) to be nominated, appointed and elected to the board of directors of the Company (the “Company Board”) and the board of directors of Azure Power India Private Limited (the “AZI Boards” and together with the Company Board, the “Boards”) on the Closing Date.  Subject to applicable law, regulation and the approval of the applicable Board to the extent such approval is required by law, which the Company will use its best efforts to obtain, the Purchaser Designees shall be entitled to sit as members of any committee of the Company Board and the AZI Board. As of the Closing Date, the Company shall use its best efforts to cause the Company Board and the AZI Board to include (i) two Purchaser Designees so long as the Purchaser and/or its affiliates (excluding the Company or any of its subsidiaries) beneficially own at least 30% of the outstanding Equity Shares, (ii) one Purchaser Designee so long as the Purchaser and/or its affiliates (excluding the Company or any of its subsidiaries) beneficially own any Equity Shares, unless earlier termination is required by applicable law or the rules of the New York Stock Exchange. Subject to applicable law (including the rules of the New York Stock Exchange), any of the Purchaser Designees may only be removed from the Company Board or the AZI Board by request from the Purchaser. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Purchaser Designee and the Purchaser has a right to designate a person to be nominated, appointed and elected to the Company Board pursuant to the preceding sentence, the remaining directors of the Company Board and the AZI Board and the Company shall, subject to applicable law (including the rules of the New York Stock Exchange), cause the vacancy created thereby to be filled by a new designee of the Purchaser. The Company shall enter into an indemnification agreement with the Purchaser Designees in form and substance reasonably satisfactory to the Purchaser.  Subject to the approval of the applicable Board to the extent such approval is required by applicable law (including the rules of the New York Stock Exchange), which the Company will use its best efforts to obtain, if at any time a Purchaser Designee is not a member of the Company Board or the AZI Board, the Purchaser shall be entitled to designate a non-voting observer to the Company Board or the AZI Board, as applicable. The Company shall reimburse the Purchaser Designees or non-voting observer, as applicable, for his or her reasonable out-of-pocket expenses incurred in connection with his or her service as a member or non-voting observer of the Company Board, the AZI Board or any committee thereof. The Purchaser Designees or non-voting observer shall be permitted to provide non-privileged information he or she receives in his or her capacity as a member of the Company Board or the AZI Board to the Purchaser, its affiliates or its or their respective directors, officers and employees (the “CDPQ Personnel”) solely for the purposes of monitoring and managing the Purchaser’s investments;

provided that, the Purchaser and CDPQ Personnel will (i) keep the Company information strictly confidential, (ii) not disclose any of the Company information in any manner whatsoever without the prior written consent of the Company and (iii) not use the Company information for any purpose other than monitoring and managing the Purchaser’s investment in the Company and in compliance with applicable insider trading laws and regulations. The Company acknowledges that the Purchaser and CDPQ Personnel may invest in or have general knowledge with respect to the industry in which the Company operates and the topics generally covered in information provided by the Company (including, without limitation, any confidential information). Subject to the restrictions set forth in this Agreement, neither the execution of this Agreement nor receipt of Company confidential information shall restrict or preclude such activities or use of such general knowledge. The parties acknowledge and agree that, as of the Closing Date, this Section 6(b) supersedes and replaces Section 6(a) of the Share Purchase Agreement, dated as of September 30, 2016, by and between the Company and the Purchaser.

7.

Conditions of the Purchaser’s Obligations.  The obligations of the Purchaser hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a)On or prior to the Closing Date, the Requisite Shareholder Approvals shall have been obtained and all corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement and all other legal matters relating to this Agreement and the transactions contemplated hereby, shall be reasonably satisfactory in all material respects to counsel for the Purchaser, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such  matters.

(b)Appleby, outside Mauritius counsel for the Company shall have furnished to the Purchaser its written opinion, as counsel to the Company, addressed to the Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

(c)Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Company for this transaction shall have furnished to the Purchaser its written opinion, as such special United States counsel, addressed to the Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, to the effect that the offer and sale of the Shares is exempt from the registration requirements of the Securities Act.

(d)The Company shall have furnished to the Purchaser a certificate, dated the Closing Date, of its Chief Executive Officer and its Chief Financial Officer as to such matters as the Purchaser may reasonably request, including, without limitation, a statement that the representations, warranties and agreements of the Company in Section 1 are true and correct on and as of the Closing Date (modified as necessary to reflect the increase in the Company’s capital stock after obtaining the Requisite Shareholder Approvals and the other matters described in Section 7(a) being obtained), and that the Company has complied with all its agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date.

(e)As of the Closing Date, (i) neither the Company nor any of its subsidiaries shall have sustained, since March 31, 2019 any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, in each case except such loss or interference as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) since March 31, 2019, and except as disclosed or contemplated in the Annual Report, the 6-Ks or the Company’s quarterly results announcement for the quarter ended September 30, 2019 furnished to the Securities and Exchange Commission on Form 6-K, there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, individually or in the aggregate, in the reasonable judgment of the Purchaser, so material and adverse as to make it impracticable or inadvisable to proceed with the delivery of the Shares being delivered on the Closing Date on the terms and in the manner contemplated in this Agreement.

(f)As of the Closing Date, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company.

(g)The Company shall have delivered an executed counterpart of the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit A-1.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Purchaser.

8.	Indemnification.

(a)The Company hereby agrees that its shall indemnify, defend and hold harmless the Purchaser, its affiliates and each of their respective, directors, officers, employees, shareholders, representatives and agents (“Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest and costs and expenses (“Losses”) imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of any breach by the Company of any of representations, warranty or agreement made by it in this Agreement.  The indemnity set forth in this Section 8 will not be prejudiced, adversely affected or deemed waived by:

(i)

reason of any investigation made by or on behalf of an Indemnified Party (including by any of its representatives or advisors) or by reason of the fact that an Indemnified Party or any of its representatives or advisors knew or should have known that any representation, warranty or agreement is, was or might be inaccurate or by reason of an Indemnified Party’s waiver of any condition set forth in Section 7; or

(ii)	the execution, delivery or the performance of this Agreement; or
(iii)

any other act or thing which may be done by or on behalf of any Indemnified Party in connection with this Agreement and which might, apart from this clause, prejudice or adversely affect such rights or remedies.

(b)The Company further agrees to indemnify each of the Indemnified Parties against any all Losses incurred by such Indemnified Party related to or arising from to efforts to enforce or protect its rights under this Agreement, or the exercise of its rights or powers consequent upon or arising out of any breach of this Agreement.

(c)The remedies set forth in this Section 8 shall be without prejudice to all other rights and remedies that an Indemnified Party may have under applicable law and shall not be the sole and exclusive remedies of any Indemnified Party for any Loss suffered hereunder. Each Indemnified Party shall be entitled to pursue any remedy that is available to it under applicable law.

(d)Notwithstanding the foregoing, the Company shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Total Subscription Price. The Indemnified Parties shall not be entitled to collect twice from the Company for the same Loss suffered.

9.	Termination.

(a)The obligations of the Purchaser hereunder may be terminated by the Purchaser by notice given to and received by the Company prior to delivery of and payment for the Shares if, (i) prior to that time, any of the events described in Sections 7(d) or 7(e) shall have occurred or (ii) if the Purchaser shall decline to purchase the Shares for any reason permitted under Section 7 of this Agreement.

(b)In the event that the Requisite Shareholder Approvals are not obtained by December 31, 2019 or such later date mutually agreed between the parties, either the Company or the Purchaser may terminate this Agreement upon written notice to the other party. Upon such termination, this Agreement shall have no further force or effect, except for the provisions of Section 8, which shall survive any termination under this Section 9(b), provided that no party who is then in material breach of this Agreement shall be entitled to terminate this Agreement.

10.

2016 Share Purchase Agreement.  The Share Purchase Agreement dated as of September 30, 2016, by and between the Company and the Purchaser shall remain in full force and effect except as set forth herein.

11.	Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)if to the Purchaser, shall be delivered or sent by mail or email to:

CDPQ Infrastructures Asia Pte Ltd.

One Raffles Quay

#21-01 North Tower

Singapore 048583

Email: ccabanes@cdpq.com

Attention: Cyril Cabanes

With a copy (which shall not constitute notice)  to:

Caisse de dépôt et placement du Québec

Édifice Jacques-Parizeau, 1000, place Jean-Paul-Riopelle

Montréal, Québec  H2Z 2B3

Email: affairesjuridiques@cdpq.com

Attention: Legal Affairs Department

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Email: agivertz@paulweiss.com

Attention: Adam M. Givertz

(b)if to the Company, shall be delivered or sent by mail or email to:

Azure Power Global Limited

3rd Floor, Asset 301-304 and 307 Worldmark 3

Aerocity, New Delhi – 110037, India

Email: ranjit.gupta@azurepower.com

Attention: Ranjit Gupta

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

37/F Hysan Place, 500 Hennessy Road

Causeway Bay, Hong Kong

Attention: Shuang Zhao, Attn: Robert K. Williams

Email: szhao@cgsh.com; rwilliams@cgsh.com

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

12.

Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the Purchaser, the Company and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Indemnified Parties.  Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 12, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13.

Survival.  The respective indemnities, representations, warranties and agreements of the Company and the Purchaser contained in this Agreement pursuant to this Agreement, shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

14.

Public Announcements.  Each party and its respective affiliates shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld, delayed or conditioned), except as may be required by applicable law or by the requirements of any securities exchange; provided that, in the event that either party is required by applicable law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other party hereto as required by this Section 14, the party that issues such press release or makes such public statement shall provide the other party with notice and a copy of such press release or public statement as soon as reasonably practicable.

15.

Definition of the Terms “Business Day”, “Affiliate” and “Subsidiary”.  For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, Quebec City, New Delhi or Port Louis are generally authorized or obligated by law or executive order to close, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

16.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Section 5-1401 of the General Obligations Law).

17.

Submission to Jurisdiction, Etc.  The Company hereby submits to the non-exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan, The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The Company irrevocably appoints CT Corporation System, 28 Liberty St., New York, NY 10005, as its authorized agent in the Borough of Manhattan, The City of New York, New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to the address provided in Section 11 shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement.

18.

Waiver of Immunity.  With respect to any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled,  and with respect to any such suit or proceeding, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such suit or proceeding, including, without limitation, any immunity pursuant to the U.S. Foreign Sovereign Immunities Act of 1976, as amended.

19.

Judgment Currency.  The obligation of the Company in respect of any sum due to the Purchaser or any other Indemnified Party under this Agreement shall, notwithstanding any judgment in a currency other than U.S. dollars or any other applicable currency (the “Judgment Currency”), not be discharged until the first business day, following receipt by such Indemnified Party of any sum adjudged to be so due in the Judgment Currency, on which (and only to the extent that) such Indemnified Party may in accordance with normal banking procedures purchase U.S. dollars or any other applicable currency with the Judgment Currency; if the U.S. dollars or other applicable currency so purchased are less than the sum originally due to such Indemnified Party hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Indemnified Party against such Loss. If the U.S. dollars or other applicable currency so purchased are greater than the sum originally due to such Indemnified Party hereunder, such Indemnified Party agrees to pay to the Company an amount equal to the excess of the U.S. dollars or other applicable currency so purchased over the sum originally due to such Indemnified Party hereunder.

20.

Waiver of Jury Trial.  The Company and the Purchaser hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

21.

Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

22.	Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

AZURE POWER GLOBAL LIMITED

By:

Name:

Title:

Signature Page to Subscription Agreement

CDPQ INFRASTRUCTURES ASIA PTE LTD.

By:

Name:

Title:  Authorized Representative

By:

Name:

Title:  Authorized Representative

Signature Page to Subscription Agreement

EXHIBIT A-1

FORM OF REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of , 2019 (this “Agreement”), by and between Azure Power Global Limited, a company incorporated under the laws of Mauritius (the “Company”), and CDPQ Infrastructures Asia Pte Ltd., a company organized and existing under the laws of Singapore (the “Investor”).

WHEREAS, on July 14, 2016, the Company entered into a Registration Rights Agreement (the “First Registration Rights Agreement”) with the Investors listed thereunder (the “Early Investors”).

WHEREAS, the Company and the Investor entered into that certain Registration Rights Agreement, dated as of October 17, 2016, by and between the Company and the Investor (the “Investor Registration Rights Agreement”) in connection with the Investor’s initial purchase of Equity Shares (as defined in Section 1(a) below).

WHEREAS, on the date hereof the Investor has purchased 6,493,506 additional Equity Shares (the “Additional Shares”).

WHEREAS, in connection with the purchase of the Additional Shares by the Investor, the Company and the Investor wish to amend and restate the Investor Registration Rights Agreement and replace it in its entirety with the rights and obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows:

1.Definitions.

(a)  Unless otherwise defined herein, the terms below shall have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Agreement” shall mean this Amended and Restated Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted by law to be closed in New York City, Quebec City, New Delhi or Port Louis.

“Equity Shares” shall mean the equity shares, par value US$0.000625 per share, of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority or any successor entity thereof.

Exhibit A-1 - 1

“Holder” shall mean the Investor, and any transferee of the Investor to whom Registrable Securities are permitted to be transferred in accordance with the terms of this Agreement and to whom the registration rights with respect to such Registrable Securities have been transferred, and, in each case, who continues to be entitled to the rights of a Holder hereunder.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act.

“Person” shall mean any individual, corporation, partnership, joint venture, firm, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Registrable Securities” shall mean (a) any and all Equity Shares held by a Holder at any time on or after the date hereof, including any and all Equity Shares held prior to the date hereof by a Holder, the Additional Shares and any and all Equity Shares acquired after the date hereof from the Company, through secondary market purchases or otherwise and (b) any securities issuable or issued or distributed in respect of any of the Equity Shares identified in clause (a) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.  For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of Registrable Securities held by such Holder, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in a single sale or after such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Registration Statement” shall mean a Demand Registration Statement, a Piggy-Back Registration Statement and/or a Shelf Registration Statement, as the case may be.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Selling Holder” shall mean a Holder who is selling Registrable Securities pursuant to a Registration Statement under the Securities Act pursuant to the terms hereof.

(b)The following terms have the meanings set forth in the Section set forth opposite such term:

Term	Section
Additional Shares	Recitals
Blackout Period	6
Company	Recitals
Demand for Registration	2(d)
Demand Registration	2(a)
Demand Registration Statement	2(a)
Early Investors	Recitals
Equity Shares	Recitals
First Registration Rights Agreement	Recitals

Exhibit A-1 - 2

Indemnified Party	8(d)
Indemnifying Party	8(d)
Investor Registration Rights Agreement	Recitals
Maximum Number of Securities	2(a)
Participating Demand Holders	2(a)
Participating Piggy-Back Holders	3(b)
Piggy-Back Registration	3(a)
Piggy-Back Registration Statement	3(a)
Shelf Registration	2(c)
Shelf Registration Statement	2(c)

(c)This Agreement amends, restates and replaces in its entirety the Investor Registration Rights Agreement.

2.Demand Registration.

(a)After receipt of a written request from the Investor (or any other Holder) requesting that the Company effect a registration (a “Demand Registration”) under the Securities Act covering all or part of the Registrable Securities held by the Investor (or such other Holder) which specifies the intended method or methods of disposition thereof, the Company shall promptly notify all Holders in writing of the receipt of such request and each such Holder, in lieu of exercising its rights under Section 3 hereof may elect (by written notice sent to the Company within ten (10) Business Days from the date of such Holder’s receipt of the aforementioned notice from the Company) to have all or part of such Holder’s Registrable Securities included in such registration thereof pursuant to this Section 2, and such Holder shall specify in such notice the number of Registrable Securities that such Holder elects to include in such registration.  Thereupon the Company shall, as expeditiously as is reasonably possible, but in any event no later than (i) forty-five (45) days (excluding any days which occur during a permitted Blackout Period under Section 4 below) after receipt of a written request for a Demand Registration or (ii) if, as of such forty-fifth (45th) day the Company does not have audited financial statements required to be included in a registration statement, thirty (30) days after receipt by the Company from its independent public accountants of such audited financial statements but in no event later than ninety (90) days after receipt of a written request for a Demand Registration Statement, file with the SEC and use its reasonable efforts to cause to be declared effective, a registration statement (a “Demand Registration Statement”) relating to all shares of Registrable Securities which the Company has been so requested to register by such Holders (“Participating Demand Holders”) for sale, to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered, provided, however, that the aggregate value of the Registrable Securities requested to be registered (i) be at least US$25 million, based on the closing trading price of the Equity Shares on the date the demand to file such Demand Registration Statement is made or (ii) include all Registrable Securities of the Investor (or other Holder) requesting the Demand Registration which remain outstanding at such time.

(b)(1) If the Investor (or other Holder) requesting the Demand Registration or the Participating Demand Holders holding a majority of the shares being so registered in a Demand Registration relating to a public offering so request that the offering be underwritten with a managing underwriter selected in the manner set forth in Section 12 below and such managing underwriter of such Demand Registration advises the Company in writing that, in its opinion, the number of securities to be included in such offering is greater than the total number of securities which can be sold therein without having a material adverse effect on the distribution of such securities or otherwise having a material adverse effect on the marketability thereof (the “Maximum Number of Securities”), then the Company shall include in such Demand Registration the Registrable Securities that the Participating Demand Holders have requested to be registered thereunder only to the extent the number of such Registrable

Exhibit A-1 - 3

Securities does not exceed the Maximum Number of Securities.  If such amount exceeds the Maximum Number of Securities, the number of Registrable Securities included in such Demand Registration shall be allocated among all the Participating Demand Holders on a pro rata basis (based on the number of Registrable Securities held by each Participating Demand Holder).  If the amount of such Registrable Securities does not exceed the Maximum Number of Securities, the Company may include in such Registration any Equity Shares of the Company and other Equity Shares held by other security holders of the Company, as the Company may in its discretion determine or be obligated to allow, in an amount which together with the Registrable Securities included in such Demand Registration shall not exceed the Maximum Number of Securities.

(2) If any Early Investor (or any Holder as defined in the First Registration Rights Agreement) requests pursuant to its piggy-back registration rights under the First Registration Rights Agreement to participate in a Demand Registration (the “Piggy-Back Holders”) and the managing underwriter of such Demand Registration advises the Company in writing that, in its opinion, the number of Registrable Securities (including, for this section only, the registrable securities held by the Piggy-Back Holders) to be included in such offering is greater than the Maximum Number of Securities, then the Company shall include in such Demand Registration the Registrable Securities that the Piggy-Back Holders have requested to be registered thereunder only to the extent the number of such Registrable Securities does not exceed the Maximum Number of Securities.  If such amount exceeds the Maximum Number of Securities, the number of Registrable Securities included in such Demand Registration shall be allocated among all the Participating Demand Holders and the Piggy-Back Holders on a pro rata basis (based on the number of Registrable Securities held by each Participating Demand Holder or Piggy-Back Holder, as the case may be); provided that (x) the Piggy-Back Holders of Registrable Securities constituting Equity Shares issuable upon conversion of the Series H CCPSs (as defined in the First Registration Rights Agreement) shall have the right upon not more than one occasion to have their Registrable Securities included in such Demand Registration prior to any other Participating Demand Holders or Piggy-Back Holders and (y) if any of International Finance Corporation, DEG-Deutsche Investitions – und Entwicklungsgesellschaft mbH, IFC GIF Investment Company I or Société de Promotion et de Participation pour la Coopération Économique have notified the Company of a Policy Breach (as defined in the First Registration Rights Agreement), and such Policy Breach is not rectified within 120 days after such notice, such Piggy-Back Holders shall have the right to include their Registrable Securities in such Demand Registration prior to any other Participating Demand Holders or Piggy-Back Holders.  If the amount of such Registrable Securities does not exceed the Maximum Number of Securities, the Company may include in such Demand Registration any Equity Shares of the Company and other Equity Shares held by other security holders of the Company, as the Company may in its discretion determine or be obligated to allow, in an amount which together with the Registrable Securities included in such Demand Registration shall not exceed the Maximum Number of Securities.

(c)At any time when the Company meets the requirements for the use of Form F-3 (or successor form) or Form S-3 (or successor form) under the Securities Act for registration of a secondary offering of equity securities (a “shelf registration statement”), any Demand Registration Statement may be required by the Investor (or other Holder) requesting the demand therefor, to be in an appropriate form under the Securities Act (a “Shelf Registration Statement”) relating to any or all of the Registrable Securities in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act (the “Shelf Registration”).  In the event an Investor (or other Holder) so requests a Shelf Registration, the Company shall (x) notify all Holders in writing of the receipt of such request and each such Holder may elect (by written notice sent to the Company within fifteen (15) Business Days from the date of such Holder’s receipt of the aforementioned notice from the Company) to have all or part of such Holder’s Registrable Securities included in such registration thereof pursuant to this Section 2(c), and such Holder shall specify in such notice the number of Registrable Securities that such Holder elects to include in such registration and  (y) use its reasonable efforts to (a)

Exhibit A-1 - 4

file the Shelf Registration Statement with the SEC and have the Shelf Registration Statement declared effective, (b) subject to Section 4, prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith (including filing such additional registration statements as necessary and using reasonable efforts to have such registration statements be declared effective so that a Shelf Registration Statement remains continuously effective as set forth below) as may be necessary to comply with the provisions of the Securities Act, and the rules thereunder with respect to the disposition of all securities covered by such Shelf Registration Statement and to keep a shelf registration statement continuously effective with respect to such Registrable Securities, until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold by the Holders, or (ii) the date on which either all such Registrable Securities are distributed to the public pursuant to Rule 144 (or any successor provision then in effect), and (c) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement during such period in accordance with the intended methods of disposition by the Holders as set forth in the Shelf Registration Statement. Any offering under a Shelf Registration Statement shall be underwritten at the request of Holders of Registrable Securities under such Registration Statement that hold an aggregate value of the Registrable Securities at least equal to US$10 million, based on the closing trading price of the Equity Shares on a date no earlier than three (3) days prior to such request; provided that the Company shall not be obligated to effect, or take any action to effect, an underwritten offering within six months following the last date on which an underwritten offering was effected pursuant to this Section 2(c) or Section 2(b).  Any request for an underwritten offering hereunder shall be made to the Company in accordance with the notice provisions of this Agreement and the managing underwriter for such offering shall be selected in the manner set forth in Section 12 below. If the managing underwriter of an offering described in this Section 2(c) advises the Company and the Selling Holders of the Registrable Securities included in such offering that the size of the intended offering is such that the success of the offering or price per share of the securities sold would be adversely affected by inclusion of all the Registrable Securities requested to be included, then the amount of securities to be offered for the accounts of Holders shall be reduced pro rata (according to the Registrable Securities requested for inclusion) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter.

(d)Each Holder shall be entitled to request up to five (5) registrations of Registrable Securities pursuant to this Section 2 (each, a “Demand for Registration”); provided that no more than one (1) Demand for Registration may be made by the Holders per six-month period; and provided further, that a registration requested pursuant to this Section 2 shall not be deemed to have been effected for purposes of this Section 2(d) unless (i) it has been declared effective by the SEC, (ii) it has remained effective for the period set forth in Section 5(a), (iii) Holders of Registrable Securities included in such registration have not withdrawn sufficient shares from such registration such that the remaining holders requesting registration would not have been able to request registration under the provisions of Section 2 and (iv) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC (other than any such stop order, injunction, or other requirement of the SEC prompted by act or omission of Holders of Registrable Securities); and provided further that, in the event a Holder revokes a Demand for Registration (which revocation may only be made prior to the Company requesting acceleration of effectiveness of the applicable Registration Statement), then such Demand for Registration shall count as having been effected unless such Holder pays all the Registration Expenses in connection with such revoked Demand for Registration within thirty (30) days of written request therefor by the Company.  Notwithstanding the foregoing, a Holder may revoke a Demand for Registration without being required to reimburse the Company for any of the Registration Expenses and without such demand counting toward the number of Demand for Registrations permitted under this Section 2, if such revocation occurs during a Blackout Period or if there has been a material adverse change in the business of the Company.

(e)Notwithstanding anything to the contrary contained herein, the Company shall not be required to prepare and file any Demand Registration Statement within 90 days following an underwritten offering pursuant to a Demand Registration Statement.

Exhibit A-1 - 5

(f)Each Holder agrees that, in connection with any offering pursuant to this Agreement, it will not prepare or use or refer to, any “free writing prospectus” (as defined in Rule 405 of the Securities Act) without the prior written authorization of the Company (which authorization shall not be unreasonably withheld), and will not distribute any written materials in connection with the offer or sale of the Registrable Securities pursuant to any registration statement hereunder other than the prospectus included in a Registration Statement and any such free writing prospectus so authorized.

3.Piggy-Back Registration.

(a)If the Company, proposes to file on its behalf and/or on behalf of any holder of its securities a registration statement under the Securities Act on any form (other than a registration statement on Form S‑4 or S‑8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the registration of Equity Shares or preferred stock that is convertible to Equity Shares (a “Piggy-Back Registration”), it will give written notice to all Holders at least twenty (20) days before the initial filing with the SEC of such piggy-back registration statement (a “Piggy-Back Registration Statement”), which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company or such other holder.  The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such Holders may request.

(b)Each Holder desiring to have Registrable Securities registered under this Section 3 (“Participating Piggy-Back Holders”) shall advise the Company in writing within ten (10) days after the date of receipt of such offer from the Company, setting forth the amount of such Registrable Securities for which registration is requested.  The Company shall thereupon include in such filing the number or amount of Registrable Securities for which registration is so requested, subject to paragraph (c) below, and shall use its reasonable efforts to effect registration of such Registrable Securities under the Securities Act.

(c)If the Piggy-Back Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, the number of Registrable Securities requested to be included in the Piggy-Back Registration in addition to the securities being registered by the Company or such other holder would be greater than the, Maximum Number of Securities (having the same meaning as defined in Section 2 but replacing the term “Demand Registration” with “Piggy-Back Registration”), then:

(i)in the event Company initiated the Piggy-Back Registration, the Company shall include in such Piggy-Back Registration first, the securities the Company proposes to register and second, the securities of all other selling security holders, including the Participating Piggy-Back Holders, to be included in such Piggy-Back Registration in an amount which together with the securities the Company proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such selling security holders on a pro rata basis (based on the number of securities of the Company held by each such selling security holder);

(ii)in the event any holder of securities of the Company initiated the Piggy-Back Registration, the Company shall include in such Piggy-Back Registration first, the securities such initiating security holder proposes to register, and the securities of any other selling security holders (including Participating Piggy-Back Holders), in an amount which together with the securities the initiating security holder proposes to register, shall not exceed the Maximum Number of Securities, such amount to be allocated among such selling security holders on a pro rata basis (based on the number of securities of the Company held by each such selling security holder) and second, any securities the Company proposes to register, in an amount which together with the securities the initiating security holder and the other selling security holders propose to register, shall not exceed the Maximum Number of Securities;

Exhibit A-1 - 6

(d)The Company will not hereafter enter into any agreement, which is inconsistent with the rights of priority provided in paragraph (c) above.

4.Blackout Periods.

The Company shall have the right to delay the filing or effectiveness of a Registration Statement required pursuant to Section 2 or 3 hereof during no more than two (2) periods aggregating to not more than 60 days in any twelve-month period (a “Blackout Period”) in the event that (i) the Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of the Company’s Board of Directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, disposition of assets (not in the ordinary course of business), corporate reorganization or other similar transaction in which the Company is engaged or in respect of which the Company proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there is an event or state of facts relating to the Company which is material to the Company the disclosure of which would, in the reasonable judgment of the Company be adverse to its interests; provided, however, that the Company shall delay during such Blackout Period the filing or effectiveness of any Registration Statement required pursuant to the registration rights of the holders of any securities of the Company. The Company shall promptly give the Holders written notice of such determination; however the Company shall have no obligation to include in any such notice any reference to or description of the facts based upon which the Company is delivering such notice.

5.Registration Procedures.

If the Company is required by the provisions of Section 2 or 3 to use its reasonable efforts to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as is reasonably possible:

(a)prepare and file with the SEC a Registration Statement with respect to such securities and use its reasonable efforts to cause such Registration Statement promptly to become and remain effective for a period of time required for the disposition of such Securities by the holders thereof but not to exceed 60 days (except with respect to a Shelf Registration Statement which shall remain effective as set forth in Section 2(c)); provided, however, that before filing such registration statement or any amendments thereto (for purposes of this subsection, amendments shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act), the Company shall furnish the Selling Holders and the representatives referred to in Section 5(n) copies of all documents proposed to be filed, which documents will be subject to the review of such counsel. The Company shall not be deemed to have used its reasonable efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the Holders of such Registrable Securities not being able to sell such Registrable Securities during that period, unless such action is required under applicable law;

(b)prepare and file with the SEC such amendments and supplements to such Registration Statement (or additional Registration Statements as provided in Section 2(c)) and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering or the expiration of 60 days

Exhibit A-1 - 7

(except with respect to the Shelf Registration Statement, for which such period is set forth in Section 2(c));

(c)furnish to each Selling Holder such number of conformed copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits), and of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such number of copies of any Issuer Free Writing Prospectus and such other documents, as such Selling Holders may reasonably request;

(d)use its reasonable efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as any Selling Holder or underwriter of such securities shall reasonably request (in light of the intended plan of distribution of such securities), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect or until all Registrable Securities have been sold (whichever is earlier), and to take any other action which may be reasonably necessary to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder (provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Selling Holder submit any shares of its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so), and do such other reasonable acts and things as may be required of it to enable such Holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

(e)in connection with an underwritten offering, obtain for each underwriter:

(i)an opinion of independent legal counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters, and

(ii)a “comfort” letter signed by the independent registered public accountants who have certified the Company’s financial statements included in such registration statement (and, if necessary, any other independent registered public accountant of any subsidiary of the Company or any business acquired by the Company from which financial statements and financial data are, or are required to be, included in the registration statement);

(f)use its reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2 or 3, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (1) an opinion, dated such date, of the independent legal counsel for the Company for the purpose of such registration, addressed as to such matters as the Holders holding a majority of the Registrable Securities included in such registration may reasonably request; and (2) letters dated such date and the date the offering is priced from the independent registered public accountants who have certified the Company’s financial statements included in such registration statement (and, if necessary, any other independent registered public accountant of any subsidiary of the Company or any business acquired by the Company from which financial statements and financial data are, or are required to be, included in the registration statement), addressed to the Holders making such request and,

Exhibit A-1 - 8

if such accountants refuse to deliver such letters to such Holders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five (5) Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such Holders may reasonably request;

(g)enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(h)otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Holders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve-month periods;

(i)use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

(j)give written notice to the Holders:

(i)when such Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information;

(iii)of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose;

(iv)of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Equity Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)of the happening of any event that requires the Company to make changes in such Registration Statement or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);

(k)use its reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such Registration Statement at the earliest possible time;

(l)furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and

Exhibit A-1 - 9

schedules, and, if the Holder so requests in writing, all exhibits (including those, if any, incorporated by reference);

(m) upon the occurrence of any event contemplated by Section 5(j)(v) above, promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  If the Company notifies the Holders in accordance with Section 5(j)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and use their reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such Registration Statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 5(m);

(n)subject to the execution of customary confidentiality agreements satisfactory in form and substance to the Company, pursuant to the reasonable request of the Selling Holders or applicable underwriters, make reasonably available for inspection by any Selling Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Selling Holders or any representative of the Selling Holders or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration; provided that any such inspection shall be done in a manner so as not to disrupt the operation of the Company’s business.

(o)in connection with any underwritten offering pursuant to which Registrable Securities are offered by Holders in accordance with Section 2 or 3 hereof, make appropriate officers of the Company available to the Selling Holders (and, in connection with any underwritten offering, the underwriters) for diligence and for meetings with prospective purchasers of the Registrable Securities and prepare and present to potential investors customary “road show” material in each case in accordance with the recommendations of the underwriters and in all respects in a manner consistent with other new issuances of securities in an offering of a similar size to such offering of the Registrable Securities, in connection with any proposed sale of the Registrable Securities; and

(p)use reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Selling Holders or the underwriters.

It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registerable Securities which are to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

6.Expenses.

Exhibit A-1 - 10

All expenses incurred in connection with each registration pursuant to Sections 2 and 3 of this Agreement, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance), all fees and expenses of counsel to the Company, all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, FINRA, all fees and expenses incurred in connection with the listing of the Registrable Securities, the reasonable fees and expenses of any special experts retained by the Company in connection with any such registration, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, fees and expenses of the Company and the underwriters relating to “road show” investor presentations, including the cost of any aircraft chartered for such purpose, and the fees and disbursements of one counsel for the Selling Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Securities being registered), (collectively the “Registration Expenses”) shall be paid by the Company. The Holders shall bear and pay (i) the underwriting commissions and discounts, brokerage commissions and transfer taxes and stamp duties, in each case applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement and (ii) except as specifically set forth in this Section 6, all fees and expenses of advisors to the Holders and other out-of-pocket expenses of the Holders.

7.Rule 144 Information.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, at all times after ninety (90) days after any registration statement covering securities of the Company shall have become effective, the Company agrees to:

(i)make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii)use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration; provided that the Company shall not be required to furnish to any Holder any document that is publicly available at the time of such request.

8.Indemnification and Contribution.

(a)The Company shall indemnify and hold harmless each Selling Holder, such Selling Holder’s directors and officers, each person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Selling Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact

Exhibit A-1 - 11

contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Selling Holder, such Selling Holder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the Company shall not be liable to any Selling Holder, such Selling Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Selling Holder, such Selling Holder’s directors and officers, participating person or controlling person.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Selling Holder, such Selling Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Selling Holder.

(b)Each Selling Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information relating to such Selling Holder furnished by or on behalf of such Selling Holder expressly for use in connection with such registration, in which case such Selling Holder shall reimburse any documented legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the liability of a Selling Holder hereunder shall be limited to the aggregate net proceeds received by such Selling Holder in the offering giving rise to such liability.

(c)If the indemnification provided for in this Section 8 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount

Exhibit A-1 - 12

paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d)Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that the failure so to notify the Indemnified Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnifying Party hereunder unless such failure is materially prejudicial to the Indemnifying Party.  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action within thirty (30) days’ notice of a request to do so, or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party.  Notwithstanding any other provision of this Agreement, no Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.

(e)The agreements contained in this Section 8 shall survive the transfer of the Registrable Securities by any Selling Holder and sale of all the Registrable Securities pursuant to any registration statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Selling Holder or such director, officer or participating or controlling Person.

9.Certain Additional Limitations on Registration Rights.

(a)Notwithstanding the other provisions of this Agreement, the Company shall not be obligated to register the Registrable Securities of any Holder (i) if such Holder or any underwriter of such Registrable Securities shall fail to furnish to the Company necessary information in respect of the distribution of such Registrable Securities, or (ii) if such registration involves an underwritten offering, such Registrable Securities are not included in such underwritten offering on the same terms and conditions as shall be applicable to the other Registrable Securities being sold through underwriters in the registration or such Holder fails to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering.

(b)Each Selling Holder selling Equity Shares in an underwritten offering under a Registration Statement agrees to enter into a customary lock-up agreement with the managing underwriter for such offering agreeing not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act during the 90-day period

Exhibit A-1 - 13

beginning on the date of such underwritten offering (except as part of such registration), and the Company agrees to use its reasonable efforts to cause its directors and executive officers to enter into a lock-up agreement of the same term, in each case if and to the extent requested by the managing underwriter for such offering.

(c)The Investor (or any other Holder) agrees that it will not, directly or indirectly make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Registrable Securities or publicly disclose the intention to do the foregoing for the period ending on the 180th day after the date hereof.

10.Limitations on Registration of Other Securities; Representation.

From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable taken as a whole than the registration rights granted to the Holders hereunder unless the Company shall also give such rights to the Holders hereunder.

11.No Inconsistent Agreements.

The Company will not hereafter enter into any agreement with respect to its securities, which is inconsistent in any material respects with the rights granted to the Holders in this Agreement.

12.Selection of Managing Underwriters.

In the event the Investor requesting a Demand Registration has, or the Participating Demand Holders have, requested an underwritten offering, or the Holders of Registrable Securities covered by a Shelf Registration Statement have requested an underwritten offering, the underwriter or underwriters shall be selected by the Investor, the Participating Demand Holders holding a majority of the shares being so registered, or the Selling Holders requesting an underwritten offering under the Shelf Registration (as the case may be) and shall be approved by the Company, which approval shall not be unreasonably withheld or delayed, provided, (i) that all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Registrable Securities, to the extent applicable, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders of Registrable Securities, and (iii) that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder’s intended method of distribution and any other representations required by law or reasonably required by the underwriter.  Subject to the foregoing, all Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters.  If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Securities by written notice to the Company, the managing underwriter and the other Holders participating in such registration.  The securities so withdrawn shall also be withdrawn from registration.

13.Miscellaneous.

(a)Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and

Exhibit A-1 - 14

that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(b)Amendments and Waivers; Assignment.  (i)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and a majority in interest of the Holders or, in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided, however, that waiver by the Holders shall require the consent of a majority in interest of the Holders.

(ii)No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)Notice Generally.  All notices, request, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 13(c):

(i)If to the Investor, at such address set forth on the signature page hereto or at such other address as may be substituted by notice given as herein provided.

(ii)If to any other Holder, at its last known address appearing on the books of the Company maintained for such purpose.

(iii)If to the Company, at

Azure Power Global Limited

3rd Floor, Asset 301-304 and 307 Worldmark 3

Aerocity, New Delhi – 110037, India

Email: ranjit.gupta@azurepower.com

Attention: Ranjit Gupta

 or at such other address as may be substituted by notice given as herein provided.

(d)Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided.  The registration rights of any Holder with respect to any Registrable Securities may be transferred to any Person who is the transferee of such Registrable Securities; provided that the Company shall have received, as a condition to the effectiveness of such transfer, notice of such transfer and a written agreement of the transferee to be bound by the provisions of this Agreement.  All of the obligations of the Company hereunder shall survive any such transfer.  Except as provided in Section 8, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(e)Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(f)Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit A-1 - 15

(i)Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York state or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the nonexclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(ii)Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in (g) below shall be deemed effective service of process on such party.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

(g)Agent for Service of Process.  As long as any of the Registrable Securities remain outstanding, the Company will at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Agreement.  Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding.  The Company hereby appoints CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 28 Liberty St., New York, NY 10005. Notwithstanding the foregoing, the Company may, with prior written notice to the Holders, terminate the appointment of CT Corporation System and appoint another agent for the above purposes so that the Company shall at all times have an agent for the above purposes in the City of New York.

(h)Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule, law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(j)Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(k)Construction.  Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party

Exhibit A-1 - 16

arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

(l)Shareholding.  If the Purchaser or its affiliates do not have a Schedule 13D with respect to the Equity Shares on file with the SEC, upon the written request of the Company, each Holder agrees to promptly advise the Company in writing as to the number of Registrable Securities then beneficially owned by such Holder.

(m)Certain Termination.  Sections 2, 3 and 10 of this Agreement shall terminate with respect to any Holder when (a) such Holder no longer holds any Registrable Securities and (b) the Company is no longer obligated to take any action at the request of such Holder pursuant to Sections 2 and 3; provided that all other provisions of this Agreement shall survive any such termination.

Exhibit A-1 - 17

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AZURE POWER GLOBAL LIMITED

By:
Name:
Title:

Exhibit A-1 - 18

CDPQ INFRASTRUCTURES ASIA PTE LTD.

By:
Name:
Title:

By:
Name:
Title:

Address for Notice:

CDPQ Infrastructures Asia Pte Ltd.

1 Raffles Quay #21-01

Singapore 048583

Email:  ccabanes@cdpq.com

Attention: Cyril Cabanes

With a copy (which shall not constitute notice) to:

Caisse de dépôt et placement du Québec

Édifice Jacques-Parizeau

1000, place Jean-Paul Riopelle

Montréal, Québec H2Z 2B3

Email:  fduquette@cdpq.com

Attention: François Duquette

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Email:  agivertz@paulweiss.com

Attention:  Adam M. Givertz

Exhibit A-1 – 19